December 12, 2007

Securities and Exchange Commission
Mail Stop 7561
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Attitude Drinks Incorporated (formerly Mason Hill Holdings, Inc.) which were provided to us on December 12, 2007, which we understand will be filed with the Commission pursuant Item 304 in the Form 10-SB/A. We agree with the statements under “Changes in and Disagreements with Accountants” concerning our firm. We have no basis to agree or disagree with other statements made.

Yours truly,

Demetrius & Company, LLC

Wayne Plaza ll ▪ 155 Route 46 West ▪ Wayne, New Jersey 07470-6831
Telephone: 973-812-0100 ▪ Fax: 973-812-0750
212-682-0653 ▪ www.demetrius-llc.com

A PCAOB Registered Firm